UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 2, 2008
LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
2100 McKinney Avenue, Suite 1515, Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 382-3630
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On October 2, 2008, Lighting Science Group Corporation (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Ronald E. Lusk and Match, Inc. (“Match”), whereby the Company and Mr. Lusk agreed to confirm and amend the terms and conditions of Mr. Lusk’s termination of employment with the Company, which terms and conditions were previously set forth in that certain letter agreement (the “Separation Agreement”), dated March 10, 2008 between the Company and Mr. Lusk. The Settlement Agreement also sets forth the terms and conditions concerning the resolution of a dispute involving the purchase by Mr. Lusk and Match of certain lighting products from the Company pursuant to a sales agreement (the “Sales Agreement”), dated March 10, 2008 between the Company, Mr. Lusk and Match. Pursuant to the Settlement Agreement, the Sales Agreement is terminated and any remaining obligation to make severance payments owed by the Company to Mr. Lusk is also terminated. In exchange, the Company agreed to make certain COBRA payments on behalf of Mr. Lusk and to forgive approximately $21,000 related to product purchases by Match pursuant to the Sales Agreement. The Settlement Agreement contains customary mutual release and confidentiality provisions and terminates Mr. Lusk’s non-compete obligations under the Separation Agreement, which were to expire on March 10, 2010.
A copy of the Settlement Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. You are encouraged to read the Settlement Agreement for a more complete understanding of the terms and conditions. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
10.1	Settlement Agreement, dated October 2, 2008, by and among Lighting Science Group Corporation, Ronald E. Lusk and Match, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION
Date: October 6, 2008	By:	/s/ Stephen Hamilton
		Name:	Stephen Hamilton
		Title:	Vice President – Finance

EXHIBIT INDEX

Number	Exhibit
10.1	Settlement Agreement, dated October 2, 2008, by and among Lighting Science Group Corporation, Ronald E. Lusk and Match, Inc.